MERGER AGREEMENT

This Merger Agreement ("Agreement") is entered into as of May 28, 2008, by and among Exclusive Apparel, Inc., a Nevada corporation ("EAI"), EAI Acquisition Corporation, a Nevada corporation and a newly-created wholly-owned subsidiary of EAI ("Merger Sub"), and e-Smart Technologies, Inc., a Nevada corporation ("Company") (each a "Party" and collectively the "Parties").

RECITALS

A. This Agreement contemplates a reverse triangular merger of Merger Sub with and into Company in a transaction intended to qualify as a tax free reorganization under Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code.

B. At the Closing, all holders ("Company Stockholders") of shares of common stock, par value $0.001 of the Company ("Company Shares") will receive shares of common stock, $0.001 par value of EAI ("EAI Shares") in exchange for all of their Company Shares, and the Company will become a wholly-owned Subsidiary of EAI.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, the Parties agree as follows.

1. Basic Transaction.

A. Merger. Subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Company (the "Merger"). Pursuant to the Merger and upon Closing (as such terms is defined herein), the Company Shares shall be converted into EAI Shares at the rate set forth herein Section 1. E. (5) hereunder. Company shall be the corporation surviving the Merger (after the Closing, the "Surviving Corporation"), and the separate corporate existence of Merger Sub shall cease thereafter the Closing.

B. Documents. As soon as practicable following the execution of this Agreement, each Party will promptly prepare, execute and deliver to the others the various certificates, instruments, and documents referred to herein.

C. Closing. The closing of the Merger will take place as soon as practicable but no later than the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transaction, other than conditions with respect to actions the respective Parties will take at the Closing itself, or such other time as the Parties may mutually determine (the "Closing").

D. Merger Certificate. At the Closing of the Merger, EAI will file with the Secretary of State of the State of Nevada a Certificate of Merger between Company and Merger Sub, in the form attached hereto as Exhibit A (the "Merger Certificate").

E. Effect of Merger.

(l) General. The Merger will become effective upon filing of the Merger Certificate with the Secretary of State of the State of Nevada (the "Effective Time"). The Merger will have the effect set forth in the NRS. The Surviving Corporation may, at any time after the Closing, take any action, including executing or delivering any document, in the name and on behalf of either Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(2) Certificate of Incorporation. The certificate of incorporation of EAI will be amended and restated at and as of the Effective Time to the form attached hereto as Exhibit B, in substantial conformance with the certificate of incorporation of Company immediately prior to the Closing, and the name of EAI will be changed to "e-Smart Technologies, Inc."

(3) Bylaws. The bylaws of EAI will be amended and restated at and as of the Closing to become the equivalent of the bylaws of Company immediately prior to the Closing.

(4) Directors and Officers. At the Closing, the officers and directors of EAI and Merger Sub immediately prior to the Effective Time shall resign and the officers and directors of Company immediately prior to the Closing will be appointed as officers and directors of EAI and Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. Mr. S.F.E., or his designees, shall have the right in the future to appoint one (1) person to serve as a member of the Board of Directors of the Surviving Corporation and thereafter in the future a second director, which second director shall be subject to Company's approval, which approval shall not be unreasonably withheld.

(5) Cancellation of EAI Shares and Conversion of Company Shares

(a) Cancellation of EAI Shares. Immediately prior to the Closing, 22,000,000 EAI Shares shall be canceled such that immediately prior to the Effective Time there shall be a total of 15,000,000 EAI Shares outstanding.

(b) Conversion of Company Stock. At and as of the Effective Time, (a) each issued and outstanding Company Share (other than any Dissenting Shares) will, by virtue of the Merger and without any further action on behalf of EAI, Merger Sub, Company, or any Company Stockholder, automatically be converted into that number of newly issued EAI Shares such that holders of Company Stock prior to the Effective Time will hold an aggregate of 150,000,000 EAI Shares at and as of the Effective Time, which newly issued EAI Shares shall be validly issued, fully paid and non-assessable; (b) each Dissenting Share will be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the NRS; and (c) all unissued and treasury Company Shares will be cancelled. Prior to Closing hereof, EAI shall effect an amendment to its certificate of incorporation to reflect the required increase in its authorized shares so that the subject transaction may be effected and a sufficient total authorized capital stock of EAI is available to satisfy the terms and conditions stated in this Section 1 E (5).

(c) Share Certificates.

(i) Following the Closing, upon surrender of an original stock certificate representing Company Shares, EAI will cause to be issued a stock certificate for EAI Shares to which such Person is entitled, bearing any necessary or appropriate restrictive legend. EAI will not pay any dividend or make any distribution on Company Shares or EAI Shares with a record date at or after the Closing until the record holder surrenders for exchange his, her, or its certificates that represented Company Shares or pre-Merger EAI Shares.

(ii) If any certificate evidencing Shares shall has been lost, stolen or destroyed, upon the making of an affidavit in form acceptable to EAI’s Transfer Agent of that fact by the Person claiming the certificate to be lost, stolen or destroyed and an indemnity bond in such amount as the Transfer Agent may direct, as collateral security against any claim that may be made with respect to the certificate, EAI will cause to be issued in exchange for the lost, stolen or destroyed certificate the applicable number of EAI Shares.

(f) Conversion of Warrants. All warrants to purchase Company Shares issued and outstanding at the Closing will, by virtue of the Merger and without any action on the part of EAI, Company or the holders of the warrants, be converted into and will become warrants to purchase on the same terms that number of EAI Shares that would have been received by the holders of such warrants had such warrants been exercised prior to the Merger, provided, however, that this provision shall not reduce in any manner the number of EAI Shares to be received by holders of Company Stock pursuant to Section 5(b) above.

(g) Conversion of Options. All options to purchase Company Shares outstanding at the Closing will, by virtue of the Merger and without any action on the part of EAI, Company or the holders of the options, be assumed by EAI, and will become options to purchase on the same terms that number of EAI Shares that would have been received by the holders of such options had such options been exercise prior to the Merger, provided, however, that this provision shall not reduce in any manner the number of EAI Shares to be received by holders of Company Stock pursuant to Section 5(b) above.

(h) Option Plan. At or prior to the Closing, EAI will adopt a stock option plan in the form attached hereto as Exhibit C.

(i) Cancellations; Transfers. As of the Closing of the Merger, the Company Shares and warrants and options to purchase same (collectively, "Company Securities") will be deemed canceled and will cease to exist, and each holder of a Company Security will cease to have any rights with respect thereto, other than those expressly set forth in this Section I.E(5). After the Closing, transfers of Company Shares outstanding prior to the Closing will not be made on the stock transfer books of Surviving Corporation. Notwithstanding anything to the contrary herein, none of the Surviving Corporation or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2. Conditions to Obligations to Close.

A. Conditions to EAI's Obligation. The obligation of each of EAI and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions;

(1) The representations and warranties of Company set forth in Section 4 will be true and correct in all material respects as if made at and as of the Closing, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Adverse Effect" or "Adverse Change," in which case such representations and warranties as so written, including the term "material" or "Material," will be true and correct in all respects at and as of the Closing;

(2) Company will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material," or contain terms such as "Adverse Effect" or "Adverse Change," in which case Company will have performed and complied with all of such covenants as so written, including the term "material" or "Material," in all respects through the Closing;

(3) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) adversely affect the right of EAI to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries, or (d) adversely affect the right of any of Surviving Corporation and its Subsidiaries to own its assets and to operate its business;

(4) Company and its Subsidiaries will not have engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business which results in a Material Adverse Effect;

(5) The Merger will have been duly approved by the requisite number of Company Stockholders;

(6) Company will have delivered to EAI a certificate to the effect that each of the conditions specified in Sections 2.A(l )-(5) is satisfied in all respects; and

(7) Company will have delivered to EAI an executed counterpart of the Merger Certificate. EAI and Merger Sub may waive any condition specified in this Section 2.A if it or they execute a writing so stating at or prior to the Closing.

B. Conditions to Company's Obligation. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1) The representations and warranties of EAI and Merger Sub set forth in Section 5 will be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Adverse Effect" or "Adverse Change," in which case such representations and warranties as so written, including the term "material" or "Material," will be true and correct in all respects at and as of the Closing;

(2) Each of EAI and Merger Sub will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material," or contain terms such as "Adverse Effect" or "Adverse Change," in which case EAI and, in the case of the Closing of the Merger, Merger Sub will have performed and complied with all of such covenants as so written, including the term "material" or "Material," in all respects through the Closing;

(3) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(4) EAI and its Subsidiaries will not have engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business which results in a Material Adverse Effect;

(5) The Merger will have been duly approved by the requisite number of EAI Stockholders;

(6) EAI will have delivered to Company a certificate to the effect that each of the conditions specified in Sections 2.B(l )-(5) is satisfied in all respects;

(7) EAI will have delivered to Company an executed counterpart of the Merger Certificate;

(8) EAI will have delivered to Company the resignations, effective as of the Closing, of each director and officer of EAI and its Subsidiaries. Company may waive any condition specified in this Section 2.B if it executes a writing so stating at or prior to the Closing.

(9) EAI shall have loaned to Company the approximate principal amount of Two Hundred Fifty Thousand Dollars ($250,000) on such terms as have been mutually agreed to between EAI and Company, the principal amount of which loan shall have been received by Company upon execution of this Agreement by wire transfer.

3. Covenants.

Pre-closing Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement until the Closing or termination of this Agreement:

A. General. Each of the Parties will use its best efforts to prepare, execute and deliver all documents, take all actions and do all things necessary, propel', 01' advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including the satisfaction, but not waiver, of all of the Closing conditions set forth in Section 2.

B. Notices. Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any necessary third-party consents.

C. SEC and State Filings. Each of the Parties will, and will cause each of its Subsidiaries to, give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to herein.

D. Further Cooperation. The filing Party in each instance will use its best efforts to respond to the comments of the SEC or any state Governmental Authorities on any filings and will make any further filings, including amendments and supplements, in connection therewith that may be necessary, propel', 01' advisable. EAI will provide Company, and Company will provide EAI, with whatever information and assistance in connection with the foregoing filings the filing Party may request.

E. Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in this Agreement. No disclosure by any Party pursuant to this Section 3.E, however, will be deemed to amend or supplement the Company Disclosure Schedule or the EAI Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

4. Company's Representations and Warranties.

The Company represents and warrants to EAI that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing, as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 4, except as set forth in the Company SEC Reports or the disclosure schedule provided by the Company to EAI (the "Company Disclosure Schedule") corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate, or as disclosed in another section of the Company Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, or in the Company SEC Reports:

A. Organization, Qualification, and Corporate Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Company and its Subsidiaries have full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

B. Capitalization. The entire authorized capital stock of Company consists solely of 750,000,000 shares of common stock, of which 720,053,509 shares are issued and outstanding and 17,500,000 shares of preferred stock, none of which are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. There are no: (1) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.; (2) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (3) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

C. Authorization of Transaction. Company has all requisite power and authority, including full corporate power and authority, and the unanimous consent of the Board of Directors to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Company and, except as set forth herein, no other corporate proceedings on the part of Company and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Company is a party constitutes the valid and legally binding obligations of Company, enforceable against Company in accordance with their respective terms.

D. Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of Company or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the NRS, the Exchange Act, the Securities Act, and state securities laws, neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

E. Filings with SEC. None of the Company filings made with the SEC ("Company Public Reports"), as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

F. Financial Statements. Company has filed an annual report on Form 10-KSB for the fiscal year ended December 31,2007 ("Year End") and March 31,2008 and June 2008 ("Quarter End"). The financial statements included in or incorporated by reference into these Company Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Company and its Subsidiaries as of the indicated dates and the results of operations of Company and its Subsidiaries for the indicated periods and are correct and complete in all respects, and are consistent with the books and records of Company and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

G. Events Subsequent to Year End. Since Year End and Quarter End, there has not been any material Adverse Change.

H. Litigation. There is no action, suit, legal or administrative proceeding or investigation pending, or to Company's Knowledge threatened, against or involving Company (either as a plaintiff for defendant) before any court or governmental agency, authority, body or arbitrator which would materially effect the Merger or impact the ability to facilitate the Closing of the Merger. Neither Company nor to its Knowledge any officer, director or employee of Company, has been permanently enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Company. As of the Closing there shall not exist any order, judgment or decree of any court, tribunal or agency enjoining or requiring Company to take any action of any kind with respect to its business, assets or properties which would materially impact the Merger.

I. Undisclosed Liabilities. Other than the potential liability arising from the litigation described in the Company Disclosure Schedule, if any, neither Company nor any of its Subsidiaries has any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of Year End and Quarter End (rather than in any notes thereto), and (ii) liabilities that have arisen after Year End and Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

J. Compliance with Laws. To its Knowledge, (a) Company has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets including, without limitation all necessary approvals, licenses, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect; (b) Company is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its properties, the enforcement of which would have an Adverse Effect; and (c) the business of Company as conducted, and to the Knowledge of the current officers and directors of Company since inception, has not violated, and as of the Closing does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders, the enforcement of which would have an Adverse Effect. Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

K. Brokers' Fees. Neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

L. Tax Treatment. Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. §1.368-1(d). Neither Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code.

5. EAI’s Representations and Warranties.

Each of EAI and Merger Sub represents and warrants to Company that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 5, except as set forth in the EAI SEC Reports or the disclosure schedule provided by EAI to the Company (the "EAI Disclosure Schedule") corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate, or as disclosed in another section of the EAI Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, or in the EAI SEC Reports:

A. Organization, Qualification, and Corporate Power. Each of EAI and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of EAI and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. EAI and its Subsidiaries have full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

B. Capitalization. The entire authorized capital stock of EAI consists solely of 70,000,000 shares of common stock, of which 37,000,000 shares are issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding EAI Shares have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. There are no: (1) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require EAI to issue, sell, or otherwise cause to become outstanding any of its capital stock.; (2) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (3) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to EAI.

C. Authorization of Transaction. EAI has all requisite power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EAI and the consummation by EAI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by EAI and, except as set forth herein, no other corporate proceedings on the part of EAI and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which EAI is a party constitutes the valid and legally binding obligations of EAI, enforceable against EAI in accordance with their respective terms.

D. Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which EAI or any of its Subsidiaries is subject or any provision of the charter or bylaws of EAI or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which EAI or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the NRS, the Exchange Act, the Securities Act, and state securities laws, neither EAI nor any of its Subsidiaries needs to give any notice to, make any filing with,  or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

E. Filings with SEC. EAI has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (collectively the "EAI Public Reports") and, to the Knowledge of the current officers and directors of EAI, has been current in its filings since EAI Public Reports were first required to be filed. Each of the EAI Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the EAI Public Reports contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than provided in the EAI Disclosure Schedule, neither EAI nor any of its officers or directors has received any correspondence from the SEC regarding any of its filings and/or the EAI Public Reports.

F. Financial Statements. EAI has filed an annual report on Form 10-KSB for the fiscal year ended December 31,2007 ("Year End") and quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 2008 ("Quarter End"). The financial statements included in or incorporated by reference into these EAI Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of EAI and its Subsidiaries as of the indicated dates and the results of operations of EAI and its Subsidiaries for the indicated periods and are correct and complete in all respects, and are consistent with the books and records of EAI and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

G. Events Subsequent to Year End. Since Year End and Quarter End, there has not been any Adverse Change.

H. Litigation. There is no action, suit, legal or administrative proceeding or investigation pending, or to EAI's Knowledge threatened, against or involving EAI (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither EAI nor to its Knowledge any officer, director or employee of EAI, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of EAI. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring EAI to take any action of any kind with respect to its business, assets or properties.

I. Undisclosed Liabilities. Neither EAI nor any of its Subsidiaries has any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except for liabilities set forth on the face of the balance sheet dated as of Year End and Quarter End (rather than in any notes thereto) (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

J. Compliance with Laws. To its Knowledge, (a) EAI has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets including, without limitation all necessary approvals, licenses, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect; (b) EAI is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its properties, the enforcement of which would have an Adverse Effect; and (c) the business of EAI as conducted since September 8, 2006, and to the Knowledge of the current officers and directors of EAI since inception, has not violated, and as of the Closing does not violate any federal, state, local or foreign laws, regulations or orders, the enforcement of which would have an Adverse Effect. EAI has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance. Neither EAI nor any of its officers and/or directors has never been the subject of an SEC inquiry or investigation from its Division of Enforcement.

K. Brokers' Fees. Neither EAI nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

L. Tax Treatment. Neither EAI or Merger Sub nor, to the Knowledge of EAI, any of their Affiliates has taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(I)(A) and 368(a)(2)(E) of the Code.

M. No Liabilities. As of the Closing, neither EAI nor any of its Subsidiaries will have any liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, by virtue of contract, statute, regulation, law, equity, or otherwise.

N. OTCBB Trading. EAI Shares are currently quoted on the OTC Bulletin Board, EAI meets all issuer and equity security requirements to permit an NASD member to quote the EAI Shares on the OTC Bulletin Board, and, to EAr's Knowledge, shall be entitled to continue to be so quoted following the Merger.

O. Stockholder Claims. There are no existing claims against EAI by any current or former stockholder of EAI, and to EAI's Knowledge, no facts or circumstances reasonably likely to result in any such claims.

P. Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary ofEAI, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Q. Powers of Attorney and Suretyships. EAI does not have (i) any general powers of attorney outstanding, whether as grantor or grantee thereof, or (ii) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

R. Tax Matters.

(1) Within the times and in the manner prescribed by law, EAI has filed all federal, state and local Tax Returns, and all Tax Returns for other governing bodies having jurisdiction to levy Taxes upon it, that it was required to file (including Tax Returns for any Affiliated Group of which EAI was a member). AU such Tax Returns were true, correct and complete in all respects.

(2) AU Taxes owed by EAI or any Affiliated Group of which EAI was a member (including interest, penalties, assessments and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding Taxes), whether or not shown on any Tax Return, have been paid.

(3) EAI has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(4) No examinations of the federal, state or local Tax Returns of EAI are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against EAI as a result of any audit by the Internal Revenue Service or any state or local Tax authority and no such deficiency has been proposed or threatened.

(5) There are no pending or threatened audits, assessments or other actions relating to any liability in respect of Taxes of EAI by any Tax authority nor are there any matters under discussion with any Tax authority with respect to Taxes of EAI.

S. Books and Records. The general ledger and books of account of EAI, all minute books of EAI, all federal, state and local income, franchise, property and other Tax Returns filed by EAI, all reports and filings with the SEC by EAI, all of which have been made available to EAI, are in all material respects complete and correct and have been maintained in accordance with proper business practice and judgment and in accordance with all applicable procedures required by laws and regulations.

T. Contracts and Commitments. There are no contracts, agreements or understandings, whether written or oral, to which EAI is a party or by which EAI or any of its property may be bound in any manner as of the Closing Date.

6. Termination of Merger Transaction.

A. Termination. Any of the Parties may terminate this Agreement only as follows:

(1) EAI may terminate this Agreement by giving written notice to Company at any time prior to the Closing in the event:

(a) of an Uncured Breach by Company;

(b) EAI is not reasonably satisfied with the results of its due diligence regarding Company;

(c) the Closing shall not have been consummated on or before close of business on August I, 2008; or

(d) the board of directors or special committee of EAI determines in good faith that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the EAI board of directors or special committee to the EAI stockholders under applicable law.

(2) Company may terminate this Agreement by giving written notice to EAI and Merger Sub at any time prior to the Closing in the event:

(a) of an Uncured Breach by EAI or Merger Sub;

(b) Company is not reasonably satisfied with the results of its due diligence regarding EAI;

(c) the Closing shall not have been consummated on or before close of business on September 30, 2008; or

(e) the board of directors or special committee of Company determines in good faith that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the Company board of directors or special committee to the Company stockholders under applicable law.

(3) Either Party may terminate this Agreement if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Closing.

B. Effect of Termination. If this Agreement is terminated pursuant to Section 6.A, the Parties shall have no further obligation of any kind; provided, however, that if the Agreement is terminated by Company, Company shall pay to EAI or to those who provided services to EAI an amount equal to the reasonable out-of-pocket costs and expenses related to this Agreement and the transactions contemplated hereby.

7. Definitions.

"Adverse Effect" or "Adverse Change" means any effect or change that would be, or could reasonably be expected to be, materially adverse to the business, assets, financial condition, operating results, operations, or business prospects of Company or EAI, as appropriate, or to the ability of Company or EAI, as appropriate, to consummate timely the transactions contemplated by this Agreement, regardless of whether or not such adverse effect or change can be or has been cured at any time or whether EAI or Company, as appropriate, has knowledge of such effect or change on the date hereof, including any adverse change, event, development, or effect arising from or relating to: (a) general business or economic conditions, including such conditions related to the business of Company or EAI, as appropriate, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets, including any general suspension of trading in, or limitation on prices for, securities on any national exchange or trading market, (d) changes in GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

"Code" means the Internal Revenue Code of 1986, as amended, or any succeeding law.

"Company SEC Reports" means each report, schedule, registration statement, definitive proxy statement and other document required to be filed by the Company and its predecessors and officers and directors under the Exchange Act or the Securities Act as such documents have been amended since the time of their filing.

"Confidential Information" means material non-public information concerning the business and affairs of Company and its Subsidiaries, that is confidential or proprietary in nature, relating to (a) Company's proprietary technology, including any patent applications, trade secrets, methods, data, processes, formulas, instrumentation, techniques, know-how, procedures, enhancements or improvements, or (b) Company's products or services, systems, finances, methods of operation, strategy, business plans, prospective or existing contracts or other business arrangements, that Company uses reasonable efforts to identify as Confidential Information when provided. Confidential Information does not include information that is or becomes: (i) part of the public domain through no act or omission of the receiving Party, (ii) developed independently by the receiving Party, or (iii) lawfully provided to the receiving Party by a third party not subject to an obligation of confidentiality or otherwise prohibited from transmitting the information.

"EAI SEC Reports" means each report, schedule, registration statement, definitive proxy statement and other document required to be filed by EAI and its predecessors and officers and directors under the Exchange Act or the Securities Act as such documents have been amended since the time of their filing.

"Dissenting Share" means any Company Share held of record by any stockholder who has exercised applicable appraisal rights under the NRS.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"Governmental Authority" means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

"Knowledge" means actual knowledge after reasonable investigation.

"NASD" means NASD, Inc. or any successor organization which regulates and administers trading in OTC Bulletin Board securities.

"NRS" means Nevada Revised Statutes encompassing the General Corporation Law of the State of Nevada, as amended.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice, including with respect to nature, quantity and frequency.

"OTC Bulletin Board" means the over-the-counter bulletin board trading of securities administered by the NASD.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"Stockholder Approval" means the effective affirmative vote of the holders of a majority of the Company Shares or EAI Shares, as the case may be, in favor of this Agreement and the Merger.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity's gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" will include all Subsidiaries of such Subsidiary.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Uncured Breach" means an unexcused breach of any material representation, warranty or covenant contained in this Agreement, in any material respect, following written notice reasonably specifying the breach and the demanded manner of cure, if and when the breach has continued without cure for a period often (10) days after the notice of breach.

8. General.

A. Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure as may be required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

B. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

C. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

D. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

E. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service, (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to EAI or Merger Sub:

Exclusive Apparel, Inc.

6555 W. Gary Avenue

Las Vegas, Nevada 89139

If to Company:

e-Smart Technologies, Inc.

526 West 26th Street, Suite 710

New York, NY 10001

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

F. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

G. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, shall be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The prevailing party shall be awarded its arbitrator, expert and attorney fees, costs and expenses. Any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.

H. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

I. Attorneys and Expenses. All Parties have been represented by their own separate counsel in connection with this Agreement and the transactions contemplated hereby Roland W. Day IT has solely represented the interests of EAI and Merger Sub, and Dreier Stein & Kahan, LLP and its attorneys have solely represented the interests of Company. Company shall pay the reasonable, necessary and customary out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

J. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" will mean including without limitation. Time is of the essence of each provision of this Agreement.

K. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a Dart hereof.

N. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

O. Entire Agreement. This Agreement, including the attached Exhibits and documents referred to herein, constitutes the entire agreement among the Parties, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral. Neither party has relied upon any promise, representation or undertaking not expressly set forth herein. To the extent that there is any conflict between any provision in this Agreement and any provision in any other agreement to which the Parties are also parties, the provision of this Agreement shall govern.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

EAI:	COMPANY

EXCLUSIVE APPAREL, INC.	e-SMART TECHNOLOGIES, INC.

By: /s/ Sharon Lynch	By: /s/ Mary A. Grace
Sharon Lynch	Mary A. Grace
President and Chief Executive Officer	President and CEO

MERGER SUB:

EAI ACQUISITION CORPORATION

By: /s/ Sharon Lynch
Sharon Lynch
President and Chief Executive Officer